CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment 2 to the Registration Statement on Form N-4, 333-229361 of RiverSource® RAVA 5 Choice SM Variable Annuity of our report dated April 18, 2019 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 19, 2019 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2019